Exhibit 4.91

SHARE PURCHASE AGREEMENT

by and among

KongZhong Corporation,

Noumena Innovation (BVI) Ltd.,

Brilliant International Limited,

Noumena Productions Limited,

Xin Pang,

Chuang Xu,

Winged Tiger Limited,

Rational Trading (BVI) Limited,

Pei-Jen Chang,

Michael Tse,

Victor Su,

Timothy Wang,

Alan Young,

and

Steven Hong

Dated as of Feb 15, 2012

THIS SHARE PURCHASE AGREEMENT, dated as of Feb 15, 2012 (this “Agreement”), is by and among KongZhong Corporation, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Purchaser”), Noumena Innovation (BVI) Ltd., an exempted company with limited liability organized and existing under the laws of the British Virgin Islands (the “Company”), Brilliant International Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Seller”), Noumena Productions Limited, the Company’s subsidiary incorporated under the laws of Hong Kong Special Administrative Region with Certificate of Incorporation registration No. of 853279 (the “HKco”), and each of the current shareholders of the Seller as listed in Exhibit A hereto (collectively, the “Selling Shareholders” and each, a “Selling Shareholder”).

RECITALS:

WHEREAS, the Seller owns all of the issued and outstanding share capital in the Company (the “Company Shares”);

WHEREAS, the Company is engaged in the sales and operation of smart phone games;

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase, all of the Company Shares, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1.                  Definitions. The following terms, as used in this Agreement, shall have the following meanings:

“Action” means any civil, criminal or administrative claim, action, suit, proceeding, arbitration, controversy or investigation by or before any Governmental Authority or any other Person acting on behalf of a Governmental Authority, whether brought by a Governmental Authority or any other Person.

“ADSs” means the American Depositary Shares of the Purchaser, each representing forty (40) Purchaser Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

1

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation and any other applicable anti-bribery or similar or related laws.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Hong Kong generally are authorized or required by Law or other governmental actions to close.

“Company Books and Records” means all books, records, Contracts, documents, instruments, ledgers, reports, plans and files related to the conduct of the businesses of the Company and the HKco, as applicable, in paper, electronic or other forms that are maintained by or on behalf of the Company or the HKco, as applicable.

“Company IT Systems” means the computers, software, hardware, servers of the Company and the HKco and all other information technology equipment and all documentation related to the foregoing.

“Company Licensed Intellectual Property” means all Intellectual Property that the Company or the HKco is licensed to use in the conduct of their respective businesses pursuant to a Contract to which the Company or the HKco is a party.

“Company Ordinary Course of Business” means the ordinary course of the normal, day-to-day operations of the Company and the HKco, as applicable, in each case consistent with the past practices of the Company and the HKco, as applicable.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or the HKco that is used in the conduct of the respective businesses of the Company or the HKco.

“Contract” means any contract, agreement, license, note, bond, instrument, lease, conditional sale contract, franchise, insurance policy, mortgage, indenture, commitment or other binding agreement, whether written or oral.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller, the Selling Shareholders, the Company and the HKco to the Purchaser in connection with this Agreement.

“Environmental Law” means any applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, water, soil, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resources) or (ii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any central, national, territorial, foreign, international, multinational, federal, state, provincial, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, legislative, executive or judicial body, agency, court, tribunal, commission, bureau, board, exchange or other similar entity (including any branch or department thereof).

2

“Governmental Authorizations” means approvals, consents, authorizations, certificates, verifications, filings, franchises, permits, notices, variances, rights or similar acts or authorizations, by, with or from any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, subpoena, indictment, decree, stipulation, determination, award or similar order entered by or with a Governmental Authority.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“HK GAAP” means the generally accepted accounting principles in Hong Kong.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” means (i) liabilities for borrowed money, whether contingent or funded, secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar instruments, (ii) liabilities for the deferred purchase price of any property or services rendered, (iii) liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under HK GAAP as capital leases, (iv) obligations under derivative contracts (valued at the termination value thereof) and any interest rate agreements and currency agreements and (v) liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in the foregoing clause (i), (ii), (iii) or (iv) to the extent of the obligation secured.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Seller and Purchaser for the purpose of Section 8.1, as the case may be.

“Intellectual Property” means, with regard to the Company and HKco, all (i) trademarks, service marks, brand names, corporate names, “doing-business-as”, Internet domain names, logos, symbols, trade names, and all applications or registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, in any jurisdiction (collectively, the “Trademarks”), (ii) inventions, discoveries and patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions and reissues thereof, in any jurisdiction, (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, the “Trade Secrets”), (iv) works of authorship (including source code, databases and other compilations of information), and copyrights therein and thereto, and registrations and applications therefor, in any jurisdiction, and (v) any other intellectual property or proprietary rights, in each case to the extent entitled to legal protection as such.

3

“Key Invention” means the invention of the mobile device application framework owned by Xin Pang in respect of which Xin Pang has applied for patent rights in the PRC (Application No. 200980121477.2), Taiwan (File Reference No. 098122390 ) and the United States of America (Application No. 12/496,231) respectively.

“Key Personnel” means the employees of the Company whose names are set forth in Exhibit B attached hereto.

“Key Personnel Employment Agreements” means the employment agreements and non-compete agreements to be entered into between each of the Key Personnel and a PRC company indirectly owned by the Purchaser (the “KONG WFOE”).

“Law” means any central, national, territorial, foreign, international, multinational, federal, state, provincial, local, municipal, county or other law, statute, code, ordinance, treaty, rule, regulation, order, decree, judgment or ruling of any Governmental Authority.

“Liability” means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed.

“Lien” means, whether arising under Contract or otherwise, any liens, pledges, debts, retention agreements, hypothecations, rights of others, assessments, voting trust agreements, options, rights of first offer, rights of first refusal, tag-along rights, drag-along rights, proxies, title defects, security interests, claims, charges, easements, limitations, commitments, encroachments, restrictions, mortgages, or limitations or encumbrances of any kind or nature whatsoever.

“Losses” means losses, damages, claims, fees, fines, costs and expenses, interest, awards, settlements, liabilities, recourses, judgments and penalties (including reasonable fees and expenses of counsel).

“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect on the Company or the HKco or their respective businesses, that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets (including intangible assets), prospects, condition (financial or otherwise), properties (including intangible properties), Liabilities or results of operations of the Company and the HKco, taken as a whole.

“Organizational Documents” means a Person’s constitution, charter, articles of organization, certificate of incorporation, certificate of formation, memorandum of association, articles of association, limited liability company agreement, partnership agreement, by-laws or other similar organizational or constituent documents, as applicable.

“PRC” means the People’s Republic of China, which, for purposes of this Agreement only, excludes the Hong Kong Special Administrative Region of the People’s Republic of China, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

4

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, Governmental Authority or other entity of any kind or nature.

“Public Official” means an employee of a Governmental Authority, a member or official of a political party, a political candidate, an officer of a public international organization.

“Purchaser Ordinary Shares” means ordinary shares of the Purchaser, par value US$0.0000005 per share.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, counsel, investment bankers, consultants, accountants and other authorized representatives or advisors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any other Person of which (i) at least a majority of the securities or ownership interests, having by their terms ordinary voting power to elect a majority of the board of directors or elect or appoint other Persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries or (ii) more than half of the board of directors, or similar governing body, is controlled by such Person, by voting securities or otherwise.

“Tax” means all central, national, federal, state, provincial, municipal, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, conveyance, transfer, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Asset” means any net operating loss, net capital loss, Tax basis in any asset, investment Tax credit or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

5

“Trading Day” means any day when the Nasdaq Global Select Market is open for trading.

“US GAAP” means the generally accepted accounting principles in the United States of America.

“U.S. Securities Laws” means the Exchange Act, the Securities Act, all applicable state securities laws or blue sky laws, and any rules or regulations promulgated thereunder.

Section 1.2.          Interpretation and Rules of Construction. Unless the express context requires otherwise:

(a)                The words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)               Whenever the words “include”, “includes” or “including” appear, they shall be read to be followed immediately by the words “without limitation”.

(c)                The symbol “US$” or the words “U.S. dollars” means the lawful currency of the United States of America.

(d)               The symbol “HK$” means the lawful currency of Hong Kong.

(e)                The use of the word “or” is not intended to be exclusive unless otherwise expressly indicated.

(f)                The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(g)               References to the Preamble or any specific Recital, Article, Section, Schedule or Exhibit shall refer, respectively, to the Preamble or specific Recital, Article, Section or Schedule of, or Exhibit to, this Agreement.

(h)               References to a Person shall also be references to its successors and permitted assigns.

(i)                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)                 All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein.

(k)               Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule or regulation include any successor to the section.

6

(l)                 The parties hereto have participated jointly in drafting and negotiating this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision hereof.

ARTICLE II
SALE AND PURCHASE

Section 2.1.          Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer and deliver all of the Company Shares to the Purchaser, free and clear of any Liens, and the Purchaser shall purchase, acquire and accept all of the Company Shares from the Seller (the “Purchase”).

Section 2.2.          Purchase Price and Payments.

(a)                First Payment. Upon the terms and subject to the conditions of this Agreement, the Purchaser shall make a payment (the “First Payment”) to the Seller by means of (i) US$6,000,000 in cash, payable within thirty (30) days after Closing, by wire transfer of immediately available U.S. dollar funds, and (ii) 40,000,000 Purchaser Ordinary Shares (equivalent to 1,000,000 of Purchaser ADSs) payable within sixty (60) days after Closing (the “Equity Payment”) subject to the Transfer Restrictions set forth in Section 5.7 herein.

(b)               Contingent Second Payment. Provided that all the Key Personnel remain as good standing employees of the KONG WFOE without any breach of the terms and conditions of this Agreement and the Key Personnel Employment Agreements till the one year anniversary of the Closing Date, the Purchaser shall, within thirty (30) days after the date of the one year anniversary, make a payment (the “Second Payment”) to the Seller by means of US$3,000,000 in cash, payable by wire transfer of immediately available U.S. dollar funds.

(c)                Contingent Third Payment. Provided that all the Key Personnel remain as good standing employees of the KONG WFOE without any breach of the terms and conditions of this Agreement and the Key Personnel Employment Agreement till the second year anniversary of the Closing Date, the Purchaser shall, within thirty (30) days after the date of the second year anniversary, make a payment (the “Third Payment”) to the Seller by means of US$3,000,000 in cash, payable by wire transfer of immediately available U.S. dollar funds.

(d)               For the purposes of Sections 2.2(b) and 2.2(c), the KONG WFOE may not dismiss any of the Key Personnel without Due Cause. For the purposes of this Article 2, “Due Cause” shall mean the right providing employer to unilaterally dismiss its employees under applicable PRC labor laws for cause.

(e)                Not less than five (5) Business Days prior to the last day on which any of the First Payment, the Second Payment (if any) or the Third Payment (if any) is due, the Seller shall designate in writing to the Purchaser the account or accounts to which the cash portions of such payments are to be made.

7

Section 2.3.          Closing.

(a)                Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase (the “Closing”) shall take place at the offices of KongZhong Corporation, 35F, Tengda Plaza, No.168 Xiwai Street, Haidian District, Beijing, at 9:30 A.M., Beijing time, no later than the fifth (5th) Business Day following the date on which all of the conditions set forth in Article VI (other than those conditions that by their nature can only be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, or at such other location, time or date as may be agreed upon in writing by the Seller and the Purchaser (the date on which the Closing occurs, the “Closing Date”).

(b)               At the Closing, in addition to the Equity Payment provided for in Section 2.2(a), the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

(i)               the certificate to be delivered by the Purchaser pursuant to Sections 6.3(a) and 6.3(b) hereof; and

(ii)              such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

(c)                At the Closing, the Seller and/or the Company shall deliver, or cause to be delivered, to the Purchaser the following:

(i)                a copy of the Register of Members, duly certified by a director of the Company, updated to reflect the purchase of the Company Shares by the Purchaser;

(ii)               the certificate or certificates representing all of the Company Shares, duly endorsed in blank or accompanied by share transfer forms duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(iii)             the certificate to be delivered pursuant to Sections 6.2(a), (b), (c), (d) (e) and (f) hereof;

(iv)             written resignations of each member of the board of directors, of each of the Company and the HKco, in each case effective as of the Closing; and

(v)              such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

8

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE COMPANY AND THE HKCO

SUB-ARTICLE A

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SELLING SHAREHOLDERS

The Seller and each of the Selling Shareholders hereby jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing Date:

Section 3.1.          Authorization of Transaction; Binding Obligation. The Seller has the requisite power and authority and has taken all actions necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Seller, and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

Section 3.2.          Non-Contravention. The execution, delivery and performance of this Agreement by the Seller do not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien on any of the assets of the Seller pursuant to, or the necessity of obtaining any consent, waiver or approval with respect to, any Contract or other material instrument or obligation applicable to the Seller or its properties or assets, or conflict with or violate any Law to which the Seller, or its properties or assets, is subject.

Section 3.3.          Title to the Company Shares. Prior to the Closing Date and at the Closing: (a) the Seller will be the record and beneficial owner of the Company Shares issued to the Seller, free and clear of any Liens; (b) the Seller will not be party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require the Seller to Transfer or otherwise dispose of, or subject to any Lien, the Company Shares held by the Seller; and (c) the Seller will not be a party to any voting trust, proxy or other agreement or understanding (other than under this Agreement) with respect to the voting of the Company Shares. Upon delivery to the Purchaser at the Closing of the certificate or certificates representing the Company Shares owned by the Seller, duly endorsed by the Seller in blank or accompanied by share transfer forms duly endorsed by the Seller in blank in proper form for Transfer, with appropriate transfer stamps, if any, affixed, the Seller’s respective record and beneficial ownership interests in the Company Shares owned by the Seller (including good title) will pass to the Purchaser, free and clear of any Liens, and neither the Seller nor any third party will have any continuing right, title or interest in or to the Company Shares.

Section 3.4.          U.S. Securities Laws.

(a) The Seller is not a “U.S. person” as defined in Rule 902(k) of Regulation S under the Securities Act.

(b) The Seller has complied with all U.S. Securities Laws in connection with the transactions contemplated by this Agreement.

9

SUB-ARTICLE B

REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE SELLING SHAREHOLDERS, THE COMPANY AND THE HKCO

The Seller, each of the Selling Shareholders, the Company and the HKco jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing Date:

Section 3.5.          Authorization of Transaction; Binding Obligation. Each of the Company and the HKco has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and the HKco, and constitutes the legal, valid and binding obligation of the Company and the HKco, enforceable against the Company and the HKco, in accordance with its respective terms.

Section 3.6.          Organization. Each of the Company and the HKco is: (a) a legal entity duly organized, validly existing and in good standing under its respective jurisdictions of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted; and (b) is qualified to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification. A correct and complete copy of the Organizational Documents of the Company and the HKco, as amended as of the date of this Agreement, has been made available to the Purchaser, and each such Organizational Document is in full force and effect.

Section 3.7.          Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the HKco do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of the Organizational Documents of the Company or the HKco or (b) a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien on any of the assets of the Company or the HKco pursuant to, or the necessity of obtaining any consent, waiver or approval with respect to, any Contract or other instrument or obligation applicable to the Company or the HKco or any of their respective properties or assets, or (c) conflict with or violate any Law to which the Company or the HKco, or any of their respective properties or assets, is subject, or any Governmental Authorization.

Section 3.8.          Governmental Approvals and Third Party Consents.

(a)     No notices, reports or other filings are required to be made by any of the Seller or the Company or the HKco with, nor are any Governmental Authorizations required to be obtained by any of the Seller or the Company or the HKco from, any Governmental Authority in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement.

10

(b)     Except as set forth in Section 3.8(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default (with or without notice or lapse of time) under or give rise to a right of termination or cancellation under any Company Material Contract (as defined below).

Section 3.9.          Equity Interests.

(a)     The authorized shares of the Company are 5,000,000 ordinary shares of a single class with a par value of US$0.01 each. As of the date of this Agreement, 279,097 ordinary shares are issued and outstanding. Except as set forth above, no shares or other voting securities of the Company are issued, reserved for issuance or outstanding. The Seller is the sole record and beneficial owner of all of the issued and outstanding capital stock of the Company. Except for its interests in the HKco, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(b)     The authorized shares of the HKco are 10,000 ordinary shares of a single class with a par value of HK$1 each. As of the date of this Agreement, two (2) ordinary shares are issued and outstanding. Except as set forth above, no shares or other voting securities of the Company are issued, reserved for issuance or outstanding. The Company is the record and beneficial owner of all of the issued and outstanding capital stock of the HKco, holding two (2) ordinary shares of the HKco.

(c)     All issued and outstanding shares or other equity interest in each of the Company and the HKco have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to any Lien, preemptive rights or subscription rights and were not issued in violation of the Organizational Documents of the Company or the HKco, or any other instruments having the right to vote, or convertible into or exercisable or exchangeable for securities having the right to vote on any matters on which the shareholders of the Company or the HKco may vote. There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or the HKco.

(d)     There are no options, warrants or other securities authorized, issued or outstanding, calls, purchase rights, subscription rights, exchange rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind, to which the Company or the HKco is a party or by which it is bound, (i) obligating the Company or the HKco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible into or exchangeable or exercisable for any shares or other equity interest in, or any contractual rights containing any equity features (including stock appreciation, “phantom” stock, profit participation or similar rights) with respect to, the Company or the HKco, or (ii) obligating the Company or the HKco to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, Contract or undertaking. There are no outstanding contractual obligations of the Company or the HKco to repurchase, redeem or otherwise acquire any shares or other equity interests of the Company or the HKco.

11

Section 3.10.      Financial Information.

(a) True and correct copies of the unaudited consolidated balance sheet of the Company and the HKco for the reporting periods ending on December 31, 2009, December 31, 2010, and December 31, 2011, together with the related unaudited statements of income of the Company and the HKco for the fiscal years and/or periods then ended, including the notes thereto (collectively, the “Financial Statements”), has been made available to the Purchaser.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, the Financial Statements (i) were prepared based upon the information contained in the Company Books and Records, (ii) were prepared, in all material respects, in accordance with HK GAAP consistently applied (except as may be noted therein), without any material discrepancy from the financial statements if prepared in accordance with US GAAP and (iii) present fairly and accurately in all material respects the consolidated financial position and results of operations and cash flow of the Company and the HKco as of the dates or for the periods presented therein.

(c) The Company Books and Records have been (i) made available to the Purchaser and (ii) maintained in material compliance with applicable legal and accounting requirements and fairly and accurately reflect, in all material respects, all dealings and transactions in respect of the businesses, assets and Liabilities of the Company and the HKco.

(d) The Company and the HKco have no Liabilities, other than (i) Liabilities expressly reflected, reserved against or otherwise disclosed in the Financial Statements, (ii) Liabilities incurred in the Company Ordinary Course of Business and (iii) Liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e) Conduct in the Ordinary Course of Business. Since their inception, except as may be expressly permitted or contemplated by this Agreement and as set forth in Section 3.10(e) of the Disclosure Schedule, (i) the businesses conducted by the Company and the HKco respectively have only been conducted in the Company Ordinary Course of Business, (ii) there has not occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect (including businesses conducted through contractual arrangements with other Person(s) which may have a Material Adverse Effect on the Company or the HKco), (iii) there has not been any material damage, destruction or other casualty loss with respect to any assets or property owned, leased or otherwise used by the Company or the HKco (whether covered by insurance or not), (iv) neither the Company nor the HKco has increased the compensation of any of their officers or the rate of pay of any of their employees, except as part of regular compensation increases in the Company Ordinary Course of Business, (v) there has not occurred a change in the accounting principles or practice of the Company or the HKco, except as required by applicable Laws or a change in HK GAAP, and (vi) neither the Company nor the HKco has declared, set aside, made or paid any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to its share capital.

Section 3.11.      Indebtedness. There are no issued or outstanding bonds, debentures or notes of the Company. There is no other Indebtedness of the Company or the HKco, except in the Company Ordinary Course of Business and disclosed in the Financial Statements.

12

Section 3.12.      Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule:

(a)    all Tax Returns that are required to be filed by or with respect to the Company and the HKco have been timely filed, and all such Tax Returns are true and complete in all material respects;

(b)    all Taxes that are due (whether or not shown on the Tax Returns referred to in Section 3.12(a) hereof) have been paid in full;

(c)    the Tax Returns referred to in Section 3.12(a) hereof have been examined by the appropriate Tax authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired;

(d)    all material deficiencies asserted or material assessments made as a result of examinations of the Tax Returns referred to in Section 3.12(a) hereof by the appropriate Tax authority that are due have been paid in full;

(e)    no material issues that have been raised by the relevant Tax authority with the Company or the HKco in connection with the examination of any of the Tax Returns referred to in Section 3.12(a) hereof are currently pending;

(f)    no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or the HKco;

(g)    there are no Liens on any of the assets of the Company or the HKco that arose in connection with any failure (or alleged failure) to pay any Tax; and

(h)    the Company and the HKco are, and at times all have, complied in all material respects with all applicable Tax Laws.

Section 3.13.      Litigation, Compliance and Governmental Authorizations.

(a) There are no Actions or Governmental Orders pending or threatened against the Company or the HKco, or any of their respective directors, officers, employees or shareholders, and (b) neither the Company nor the HKco is subject to the provisions of any Governmental Order that is.

(b) Each of the Company and the HKco is conducting, and at all times since its inception has conducted, its business in compliance with all Laws or Governmental Orders applicable to the Company and the HKco in all material respects. Neither the Company nor the HKco is in violation of their respective Organizational Documents.

(c) Each of the Company and the HKco has all Governmental Authorizations from, and has made all filings, applications, verifications and registrations with, all Governmental Authorities that are required in order to permit it to own and operate its business as presently conducted; all such Governmental Authorizations are in full force and effect and are current, and no suspension, modification or cancellation of any Governmental Authorization currently in effect is threatened or is reasonably likely, and there has not been any event, occurrence, or circumstance that could reasonably likely result in any of the Governmental Authorizations currently in effect not being extended upon its expiration; and all such Governmental Authorizations shall survive unchanged the execution of this Agreement and the consummation of the transactions contemplated hereby.

13

Section 3.14.      Employee Benefits.

With the exception of Szu Ping Chen who is employed by the Company, neither the Company nor HKco have any employees, or have any obligations of benefits and compensation plans, Contracts, policies or arrangements, deferred compensation, stock option, stock purchase, equity participation, stock appreciation rights, stock based, “phantom” stock, incentive and bonus plans (collectively, the “Benefit Plans”). Neither the Company nor the HKco has any outstanding Liabilities under the Benefit Plans. Except as provided by Applicable Laws, there are no restrictions on the rights of the Company or the HKco to amend or terminate any of the Benefit Plans.

Section 3.15.      Labor.

(a) Neither the Company nor the HKco is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, and no such collective bargaining agreement is being negotiated or contemplated by the Company or the HKco. No labor organization or group of Company Employees has made any attempt for recognition to the Company or the HKco, and there are no pending representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority relating to the Company or the HKco. No strike, work stoppage or material labor dispute is pending or threatened that involves the Company or the HKco.

(b) There is no charge of discrimination in employment or unfair labor practice that has been asserted or is now pending or threatened before any Governmental Authority against the Company or the HKco in any jurisdiction where Company Employees are located. Each of the Company and the HKco is in compliance in all material respects with all applicable Laws relating to labor, employment, termination of employment or similar matters, including any applicable wage and hour laws, and there are no pending, or threatened, charges or complaints by any current or former Company Employees or any Governmental Authority alleging a violation of any such Laws.

Section 3.16.      Real Property.

(a)    Neither the Company nor the HKco owns any real property.

(b)    The Company has made available to the Purchaser true and complete information regarding all real property leased or subleased to the Company or the HKco as a tenant or subtenant (the “Company Leased Real Property”). A correct and complete copy of all real property leases and subleases relating to the Company Leased Real Property (the “Company Leases”) has been made available to the Purchaser. (i) Each Company Lease is in full force and effect and enforceable against the Company or the HKco that is a party thereto and the other parties thereto, in accordance with its terms, (ii) None of the Company and the HKco is in material breach of or default under any Company Lease, (iii) No event has occurred that, with notice or lapse of time or both, is reasonably likely to constitute a material breach or default by the Company or the HKco under any Company Lease, and (iv) all improvements and fixtures and equipment located on the Company Leased Real Property and owned by the Company or the HKco and used in the business of the Company and/or the HKco (x) are in reasonably good condition and repair, subject to reasonable wear and tear, (y) are sufficient for the current and currently contemplated operation of the business of the Company or the HKco, as the case may be, and (z) are in compliance with zoning and other applicable land use regulations for their current use.

Section 3.17.      Intellectual Property.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, none of the Company Owned Intellectual Property is registered with, or is subject to a pending application for registration with, any Governmental Authority.

(b) The Seller and/or the Company have made available to the Purchaser all Contracts relating to any Company Owned Intellectual Property.

14

(c) The Company and/or the HKco own or have sufficient rights to use the Company Owned Intellectual Property and the Company Licensed Intellectual Property, free and clear from any Liens. All such rights shall survive the consummation of the transactions contemplated by this Agreement without the incurrence of any Material Adverse Effect. None of the Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed by the Company or the HKco is subject to any outstanding Governmental Order against the Company or the HKco materially and adversely affecting the Company’s or the HKco’ use thereof or rights thereto.

(d) The Company Owned Intellectual Property and the Company Licensed Intellectual Property include all Intellectual Property used or held for use in connection with the operation of the businesses of the Company and the HKco as currently conducted, and there are no other items of Intellectual Property that are material to or necessary for the operation of the businesses of the Company and the HKco as currently conducted or for the continued operation of the businesses of the Company and the HKco within a reasonable period of time following the Closing (it being understood that such period of time shall at least extend from the Closing to and through the time of the Third Payment) in substantially the same manner as operated prior to the Closing.

(e) Except as set forth in Section 3.17(e) of the Disclosure Schedule, to the knowledge of the Company and the HKco, the Company and the HKco are not infringing on or otherwise violating any Intellectual Property right of any third party, and (ii) no third party is infringing on or otherwise violating any Company Owned Intellectual Property.

(f) The Company and the HKco have taken reasonable measures to protect the confidentiality of all material Trade Secrets that are owned or used by the Company or the HKco and to the knowledge of the Company and the HKco, such Trade Secrets have not been used or disclosed by any Person except pursuant to a non-disclosure and/or license agreement that has not been breached.

15

(g) The Company IT Systems that are material to the conduct of the businesses of the Company and the HKco as currently conducted are sufficient for their intended use and for the operation of the businesses of the Company and the HKco as currently conducted.

Section 3.18.      Key Invention and Patent Application Rights

Xin Pang is the sole legitimate owner of the Key Invention, free and clear from any Liens. The Key Invention is the same as the mobile phone game related engine as disclosed to the Purchaser. Xin Pang has obtained legitimate patent application rights with respect to the Key Invention in the PRC, Taiwan and the United States of America respectively in full compliance with applicable laws of relevant jurisdictions (the “Patent Application Rights”). The Patent Application Rights shall survive the consummation of the transactions contemplated by this Agreement without the incurrence of any Material Adverse Effect unless such Patent Application Rights have been rejected in accordance with applicable laws of relevant jurisdictions (provided that such rejection i) is not caused by the infringement of Key Invention and (ii) may not have a Material Adverse Effect on the use of the Key Invention by the Company, the HK Company and/or the Purchaser.) The Key Invention and the Patent Application Rights are not subject to any outstanding Governmental Order materially and adversely affecting the use of or rights possessed by Xin Pang, the Company the HK Company and/or the Purchaser. The Key Invention is not infringing on or otherwise violating any Intellectual Property right of any third party. To the best of the Company’s knowledge, no third party has applied or obtained for any intellectual property rights with respect to the Key Invention or a similar invention prior to Xin Pang in any jurisdiction which may have a Material Adverse Effect on the use of the Key Invention by the Company, the HK Company and/or the Purchaser.

Section 3.19.      Material Contracts.

(a) The Company has made available to the Purchaser a correct and complete copy of each Contract in effect as of the date of this Agreement and a correct and complete copy of each Contract in effect as of the Closing Date to which the Company or the HKco is a party (or with respect to clauses (v) and (vii) below, by which any of the Company Employees is bound) that (A) is material to the Company and the HKco, taken as a whole, or (B) is one of the following types of Contracts ((A) and (B) together, the “Company Material Contracts”):

(i)                 any Contract that is reasonably expected to require the payment by or to the Company or the HKco of (x) more than US$20,000, in the aggregate during any twelve (12)-month period or (y) more than US$20,000, in the aggregate over the term of each such Contract, and, in the cases of both (x) and (y), which does not terminate or is not terminable without penalty upon notice of sixty (60) days or less;

(ii)               any joint venture, partnership, limited liability company, strategic alliance and other similar Contract involving a sharing of profits and losses;

16

(iii)             any Contract entered into relating to the acquisition or disposition of any business or operations (whether by merger, sale of shares, sale of assets or otherwise);

(iv)             any Contract that has any material executory indemnification obligations relating to the acquisition, lease or disposition, directly or indirectly, by merger or otherwise, of assets of, or share capital or other equity interest in, another Person, other than such Contracts that are not material to the Company or the HKco;

(v)               any Contract that (x) limits the ability of the Company or the HKco or any of the Company Employees after the Closing to compete in any line of business or in any geographic area or (y) contains an exclusivity obligation of, or a grant of “most favored nation” or similar status to a third party by, the Company or the HKco;

(vi)             any Contract (x) that grants any right of first refusal or first offer or similar right to a third party by the Company or the HKco, (y) that requires the disposition of material assets or line of the business of the Company or the HKco or (z) that limits the payment of dividends or other distributions by the Company or the HKco;

(vii)           any Contract containing any covenant limiting the freedom of the Company or the HKco or any of the Company Employees, to solicit or hire Persons for employment or consultancy;

(viii)         any Contract that limits the freedom of the Company or the HKco to (A) engage in any business or carry on or expand the scope or geographical scope of any business anywhere in the world, or (B) manufacture, market, sell, conduct research and development for or provide services for any products, equipment, goods or services of any business, or (C) source, purchase or procure from any Person any materials, supplies, merchandise or other goods for any business;

(ix)             any Contract evidencing any material Affiliate Transaction;

(x)               any Contract evidencing any Indebtedness of the Company or the HKco, or any guarantee thereof, in excess of US$20,000 other than the Indebtedness to direct or indirect wholly owned Subsidiaries of the Company made in the Company Ordinary Course of Business;

(xi)             any settlement agreement other than releases immaterial in nature or amount entered into in the Company Ordinary Course of Business;

(xii)           any Contract in respect of the employment of any director, executive officer or other Key Personnel;

17

(xiii)         any Contract that is a license or sublicense of any item of Intellectual Property (whether as a licensor or a licensee), other than licenses for “off-the-shelf” commercially available software or that require annual payment of less than US$20,000, including maintenance fees;

(xiv)         any Contract that relates to an acquisition, divestiture, merger or business combination or similar transactions;

(xv)           any Contract with a Governmental Authority; and

(xvi)         any other Contract that was not negotiated and entered into in the Company Ordinary Course of Business.

(b) A correct and complete copy of each Company Material Contract (including all amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto) has been made available to the Purchaser listed in Section 3.19(b) of the Disclosure Schedule. Each Company Material Contract is in full force and effect and is valid, binding and enforceable against the Company or the HKco party thereto, as the case may be, and each other party thereto in accordance with its terms. Neither the Company nor the HKco, nor any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or violation of or default under any Company Material Contract.

Section 3.20.      Environment. The Company and the HKco and the Company Leased Real Properties are in compliance with all applicable Environmental Laws, including possessing all Governmental Authorizations required for their operations under applicable Environmental Laws.

Section 3.21.      Affiliate Transactions. Except as set forth in Section 3.21 of the Disclosure Schedule and in the Financial Statements, there are no transactions, agreements, arrangements or understandings between the Company or the HKco on one hand, and any of its current or former officers or directors or other Affiliates, on the other hand (excluding any wholly owned Subsidiary of the Company), that would be expected to require the fulfillment or payment of any obligations or Liabilities by the Company on or after the Closing Date (each, an “Affiliate Transaction”).

Section 3.22.      Insurance. With respect to each required insurance policy, if any, (a) such insurance policy is in full force and effect and premiums due thereon have been paid, (b) neither the Company nor the HKco is in breach or default under, or has taken any action or failed to take any action that would constitute a breach or default (or an action or inaction that with notice or lapse of time or both would become a default) under, any such insurance policy, and (c) no insurer on any such insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received by the Company or the HKco with respect to any such insurance policy.

Section 3.23.      PRC Foreign Exchange Matters. (a) In respect of the equity interests held in the Seller and the Company respectively, each of the Selling Shareholders and the Seller, as the case may be, is in compliance with the applicable PRC Laws relating to foreign exchange; (b) each of the Company and the HKco is in compliance with the applicable PRC Laws relating to foreign exchange in all material aspect.

18

Section 3.24.      Anti-Bribery Laws. None of the Company or the HKco or any director, officer, manager, shareholder, employee or any other person (including agents and independent contractors) acting for or on behalf of the Company or the HKco, has directly or indirectly: (a) made any contribution, gift, bribe, payoff, influence payment, kickback or any other fraudulent payment in any form, whether in money, property or services, or made any promise to pay, or authorized the payment of any money or the giving of anything of value, to any Public Official or otherwise (i) to obtain favorable treatment in securing business for the Company or the HKco, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or the HKco, in each case which would have been in violation of any applicable Law, including any Anti-Bribery Law; or (b) established or maintained any fund or assets in which the Company or the HKco shall have proprietary rights that have not been truthfully and accurately recorded in the Company Books and Records.

Section 3.25.      OFAC. None of the Company or the HKco or any of their respective Representatives have engaged in transactions connected with any government, country or other entity or person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control, including those designated on its list of Specially Designated Nationals and Blocked Persons, and none of the Company or the HKco or any of their respective Representatives is any such person or entity.

Section 3.26.      Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, the Company or the HKco.

Section 3.27.      Sufficiency of Assets. At all times prior to the Closing Date and at the Closing, the Company and the HKco will own or have the right to use all of the assets, properties and rights necessary for the conduct the respective businesses of the Company and the HKco as conducted as of the date hereof. After giving effect to the Closing, the Seller will not own any assets, properties or rights that are used primarily in the conduct of the business and operations of the Company and the HKco as conducted as of the date hereof.

19

Section 3.28.      No Solicitation. None of the Seller, the Company, the HKco, nor their respective Affiliates, Representatives, employees or members of the board of directors has: (a) solicited, initiated, entertained, accepted or encouraged the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the equity or other interests of the Company; or (b) participated in any discussions or negotiations regarding, furnished any information with respect to, assisted or participated in, or facilitated in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Seller, the Company and the HKco has immediately notified the Purchaser orally and in writing of any Person’s proposal, offer, inquiry or contact with respect to any of the foregoing.

Section 3.29.      Full Disclosure. None of this Agreement, any ancillary agreements or any other statements or certificates or other materials made or delivered, or to be made or delivered, to the Purchaser or any of its Representatives in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. No representation or warranty by the Seller, the Selling Shareholders, the Company or the HKco in this Agreement and no information or materials provided to the Purchaser in connection with its due diligence investigation of the Company or the HKco or the negotiation and execution of this Agreement and any ancillary agreements, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances in which they are made, not misleading.

Section 3.30.      No Other Representation and Warranty. Except for the representations and warranties contained in this Article III, the Seller, the Selling Shareholders, the Company and the HKco do not make any other express or implied representation or warranty.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date:

Section 4.1.          Organization. The Purchaser has been duly incorporated and is validly existing as a corporation under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 4.2.          Authorization of Transaction; Binding Obligation. The Purchaser has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

Section 4.3.          Non-Contravention. The execution, delivery and performance of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of the Organizational Documents of the Purchaser, (b) a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien on any of the assets of the Purchaser pursuant to, or the necessity of obtaining consent, waiver or approval with respect to, any Contract, or other instrument or obligation applicable to the Purchaser or any of its properties or assets or (c) subject to compliance with the matters referred to in Section 4.4, conflict with or violate any Law or License, to which the Purchaser, or any substantial part of its properties or assets, is subject, except, in the cases of clauses (b) and (c), for any such breach, violation, termination, default, creation, necessity, acceleration or conflict that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

20

Section 4.4.          Litigation. There are no Actions or Governmental Orders pending or threatened in writing against the Purchaser, except for those that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.5.          Validity of Issuance. Unless otherwise provided under this Agreement, the Purchaser Ordinary Shares issuable under the First Payment will be duly authorized and, when issued in accordance with the provisions of this Agreement and the Purchaser’s Organizational Documents, will be validly issued, fully paid, nonassessable and free from any Liens (except as otherwise set forth in this Agreement and applicable securities Laws).

Section 4.6.          SEC Reports. Since June 30, 2011, the Purchaser has complied in all material respects with the filing requirements of Sections 13(a) and 15(d) of the Exchange Act. The SEC Reports filed by the Purchaser during the period between June 30, 2011 and the Closing Date, when they were filed with the SEC, conformed in all material respects to the requirements the Exchange Act and the rules and regulations promulgated thereunder, and none of such documents, when they were filed with the SEC, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Section 4.7.          Nasdaq. The Purchaser has satisfied the qualitative listing requirements for foreign private issuers pursuant to Rule 4350(a) of the Nasdaq Marketplace Rules. The Purchaser has not received any notice from the Nasdaq Global Select Market to the effect that the Purchaser is not in material compliance with its listing or maintenance requirements.

Section 4.8.          Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or its Affiliates.

Section 4.9.          No Other Representation and Warranty. Except for the representations and warranties contained in this Article IV, the Purchaser does not make any other express or implied representation or warranty.

ARTICLE V
COVENANTS

Section 5.1.          Operations.

(a)                    Except as (x) the Purchaser may otherwise consent in writing, (y) expressly permitted or otherwise contemplated or required by this Agreement, or (z) required by applicable Laws or Governmental Orders during the period from the date hereof until the Closing and, in cases of the covenants with respect to the Company and the HKco, the Company and the HKco shall, and the Seller and the Selling Shareholders shall cause the Company and the HKco to, (I) conduct their respective businesses in the Company Ordinary Course of Business, (II) use their respective best efforts to preserve their respective business organizations intact, (III) use their respective commercially reasonable efforts to maintain their respective Governmental Authorizations and existing relations with their respective customers, suppliers, creditors, employees and independent contractors, and (IV) maintain their respective Company Books and Records in the Company Ordinary Course of Business. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, except as (A) the Purchaser may otherwise consent in writing, (B) expressly permitted or otherwise contemplated or required by this Agreement or (C) required by applicable Laws or Governmental Orders and, in cases of the covenants with respect to the Company and the HKco, none of the Company or the HKco shall, and the Seller and the Selling Shareholders shall cause each of the Company and the HKco not to, during the period from the date hereof to the Closing:

21

(i)                  adopt or propose any change in its Organizational Documents or corporate structure;

(ii)                 establish any Subsidiary, form any joint venture with any Person, or purchase the equity interest in any person;

(iii)                merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate itself;

(iv)                issue, sell, pledge, dispose of, grant, Transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, Transfer or encumbrance of, (x) any of its share capital, (y) any securities convertible into or exchangeable or exercisable for any of its share capital or (z) any options, calls, warrants or other rights to acquire any of its share capital or any such convertible, exchangeable or exercisable securities;

(v)                  declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to its share capital;

(vi)                transfer or distribute any cash or assets of the Company or the HKco (including any cash or assets of their respective Subsidiaries) other than in the Company Ordinary Course of Business;

(vii)              incur any Indebtedness, other than in the Company Ordinary Course of Business, or guarantee Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire its debt securities;

(viii)            make any loans or advances or capital contributions to, or investments in, any Person in excess of US$20,000 in the aggregate; create or incur any material Lien on its properties or assets or fail to initiate action to have any such Lien removed as promptly as practicable;

22

(ix)                acquire any securities, business or assets from any other Person other than in the Company Ordinary Course of Business;

(x)                  make or authorize any capital expenditure, other than as set forth in the capital budgets of the Company, a true and complete copy of which has been made available to the Purchaser;

(xi)                transfer, sell, lease, license, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its product lines or businesses other than in the Company Ordinary Course of Business;

(xii)              enter into, amend, modify, renew, extend or terminate any Company Material Contract in any material respect, or cancel, modify or waive any material debts or claims or waive any material rights held by it thereunder;

(xiii)            (A) fail to file any required Tax Return, (B) file a Tax Return that is not true and complete in all material respects, (C) make, change or revoke any material Tax election, (D) change any annual Tax accounting period, (E) adopt or change any method of Tax accounting, (F) amend any Tax Return, (G) agree to an extension of the statute of limitations with respect to the assessment or collection of Taxes, (H) make or surrender any claim for a material refund of Taxes or (I) settle or compromise any Tax Action, in each case, if such action would have the effect of increasing a Tax liability or reducing a Tax Asset (including, for the avoidance of doubt, a deferred Tax liability or deferred Tax Asset, as the case may be) of the Company or the HKco, in each case for any Post- Closing Tax Period, by an amount that is material;

(xiv)            implement or adopt any changes with respect to its accounting principles, policies or practices (other than to the extent required by applicable Laws or changes in HKGAAP);

(xv)              settle or compromise any Action, other than as does not involve (i) the admission of wrongdoing, the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief, (ii) is not reasonably likely to establish an adverse precedent or basis for subsequent Actions or settlements or (iii) payments in excess of US20,000 individually or in the aggregate;

(xvi)            except (x) as required under the Benefit Plans or any written Contract with any Company Employee in effect as of the date of this Agreement or (y) as required by applicable Laws, (A) grant, pay or provide for any severance, change of control or termination payments or benefits to any of its directors, officers or employees, (B) increase the salary, bonus, bonus opportunity, pension, welfare or severance benefits of any of its directors, officers or employees, other than normal individual increases in the Company Ordinary Course of Business, or (C) establish, adopt, enter into, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards;

23

(xvii)          manage payables, receivables, current assets, current liabilities or working capital in any manner other than in the Company Ordinary Course of Business;

(xviii)        enter into any new line of business outside of its existing business segments or exit from any existing business;

(xix)           fail to use commercially reasonable efforts to maintain insurance coverage substantially similar in all material respects to the insurance coverage maintained by the Company and the HKco as of the date hereof;

(xx)            discontinue the employment of the Key Personnel or remove any member of the executive management of the Company or the HKco;

(xxi)           enter into any Affiliate Transaction involving payments in excess of US$20,000; or

(xxii)          propose, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b)                   Prior to the Closing, the Company and the HKco shall use their respective best efforts, and the Seller and the Selling Shareholders shall cause the Company and the HKco to use their respective best efforts, to cause the conditions set forth in Article VI to be satisfied.

Section 5.2.          Compliance with U.S. Securities Laws. Until the expiration of the applicable lock-up periods referred to in Section 5.7 hereof, the Seller shall at all times comply with U.S. Securities Laws in connection with the transactions contemplated hereunder. The Seller acknowledges that as a result of its receipt of information in connection with the transactions contemplated by this Agreement, it may be or may be deemed to be in possession of material non-public information. The Seller acknowledges that it is aware of and must comply with (and will require its Representatives who are permitted hereunder to receive access to any part of such information to be advised of and to comply with) any applicable insider trading laws, including laws that prohibit any person who has material non-public information about a company from purchasing or selling securities of that company, or from communicating that information to any other person under circumstances in which it is reasonably foreseeable that the other person may purchase or sell any of those securities while the relevant information remains material and non-public

Section 5.3.          Cooperation; Approvals and Consents; Notification.

(a)                    Subject to the terms and conditions set forth hereunder, each party shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate as promptly as practicable the transactions contemplated hereunder, including (i) to prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, Governmental Authorizations and authorizations necessary or advisable to be obtained from or renewed with any third party or Governmental Authority, in each case in order to consummate as promptly as practicable the transactions contemplated hereunder and (ii) to furnish as promptly as practicable all information to any Governmental Authority in connection with obtaining the Company Required Regulatory Approvals or the Purchaser Required Regulatory Approvals as may be required by any Governmental Authority.

24

(b)                   From the date hereof until the Closing Date, each party shall promptly notify the other parties of any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article VI hereof becoming incapable of being satisfied.

Section 5.4.          Access to Information. Subject to the confidentiality provisions of Section 5.5 hereof and without unduly interfering with the normal business of the Company and the HKco, from the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller shall cause each of the Company and the HKco (including their respective Affiliates, Subsidiaries and Representatives, as applicable) to, (x) instruct its management personnel to cooperate with the Purchaser and its Representatives during normal business hours and (y) provide the Purchaser and its Representatives with reasonable access during normal business hours to, and permit such Persons to review or consult with, as applicable, their respective facilities, management teams, properties, contracts, accounts and Company Books and Records, including the Company IT Systems, and shall provide such other information (including, but not limited to, business, legal and financial information) with respect to the Seller, the Company and the HKco and their respective Affiliates and businesses to the Purchaser and its Representatives as they reasonably request. Without limiting the foregoing, such access shall include access to information concerning the Company’s business, properties and Company Employees as the Purchaser may reasonably request promptly after such request, and shall include all reasonable access requested by the Purchaser pursuant to any investigation undertaken by the Purchaser to verify that the representations and warranties of the Seller and the Company remain true and correct as of or prior to the Closing Date. The Company shall, and the Seller and the Selling Shareholders shall cause the Company and the HKco to have ownership and possession of all Company Books and Records as of the Closing Date.

Section 5.5.          Confidentiality.

(a)                    Each party shall keep confidential, and shall procure its Representatives to keep confidential, and the Seller shall procure the Company and the HKco and their respective Representatives to keep confidential, (x) all information regarding the terms of, or negotiations with respect to, this Agreement and the transactions contemplated hereunder and (y) all information provided by another party or their respective Affiliates relating to any of the parties or any of their respective Affiliates, and the businesses and operations thereof, whether oral, written or electronic, together with any reports, analyses, compilations, memoranda, notes and any other written or electronic materials prepared by a party to this Agreement or by its Representatives that contain, reflect or are based upon such information (collectively, “Confidential Information”), provided, that any such information may be disclosed (i) to such Person’s Representatives for the sole purpose of effecting the transactions contemplated by this Agreement (it being understood that such Person shall cause its Representatives also to keep such information confidential) and not in a manner that would reasonably be expected to be detrimental to the disclosing person or (ii) as required by applicable Laws. For the purposes of this Section 5.5, Confidential Information does not include information that (i) is or becomes available to such party or its Representative on a non- confidential basis, provided, that such source is not known by such party or its Representative, as the case may be, to be subject to any legal or contractual obligation to keep such information confidential, (ii) is or becomes generally available to the public other than as a result of a disclosure by such Person or by any of its Representatives in violation of this Section 5.5, (iii) is already in such Person’s or its Representative’s possession or (iv) is independently developed by such Person or its Representative (or on its respective behalf) without violating any of such Person’s obligations under this Section 5.5.

25

(b)                   In the event that any party, or any of the Company and the HKco, or any of their respective Representatives or Affiliates is required by any applicable Laws or Governmental Order to disclose any Confidential Information, such Person shall, at a reasonable time in advance of such disclosure, provide all of the other Persons with prompt notice of such requirement. To the extent legally permissible, such Person shall also (i) provide all of the other parties, in advance of any such disclosure, with a list of any Confidential Information that it intends to disclose (and, if applicable, the text of the disclosure language itself) and (ii) reasonably cooperate (at the other Person’s expense) with any other Person to the extent that such other Person may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid the applicable legal requirement.

Section 5.6.          Public Announcements. Each party shall consult, and the Selling Shareholders shall cause each of the Seller, the Company and the HKco to consult, with each other prior to issuing any press release regarding the transactions contemplated by this Agreement or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except, in each case, as the Purchaser may determine in good faith is required to be issued or made by it or any of its Affiliates by applicable Laws or Governmental Orders, in which case the Purchaser shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such press release or other public announcement in advance of such issuance or making.

Section 5.7.          Transfer Restrictions. The Seller shall not, directly or indirectly, sell, contract to sell, assign, pledge, convey, lend, hypothecate, grant any option to purchase, purchase any option to sell, make any short sale or otherwise encumber or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership interests) (each a “Transfer”) any of the Purchaser Ordinary Shares received by the Seller in connection with the transactions contemplated by this Agreement: (i) with respect to fifty percent (50%) of the Purchaser Ordinary Shares (i.e., twenty million (20,000,000) Purchase Ordinary Shares) for a period of twelve (12) months after the receipt of such Purchaser Ordinary Shares; (ii) with respect to twenty-five percent (25%) of the Purchase Ordinary Shares (i.e., ten million (10,000,000) Purchaser Ordinary Shares, for a period of twenty four (24) months after the receipt of such Purchaser Ordinary Shares); and (iii) with respect to the remaining twenty-five percent (25%) of the Purchase Ordinary Shares (i.e., ten million (10,000,000) Purchaser Ordinary Shares) for a period of thirty six (36) months after the receipt of such Purchaser Ordinary Shares.

26

Section 5.8.          Rule 144 Sales. With respect to any sales by the Seller of the Purchaser Ordinary Shares received by the Seller in connection with the transactions contemplated by this Agreement that are effected in compliance with this Agreement (including but not limited to the Transfer Restrictions provided in Section 5.7 above), the Purchaser shall, at the request of the Seller, use commercially reasonable efforts to assist the Seller in connection with any sales (such assistance shall include, if necessary, instructing the Purchaser’s transfer agent to remove any restrictive legends after the receipt of any necessary opinions of counsel and certifications of the Seller), pursuant to Rule 144 under the Securities Act as of the date hereof; provided that the Purchaser shall not be obligated to register such Purchaser Ordinary Shares under the Securities Act under any circumstances; and provided further that the Seller shall reimburse the Purchaser for all costs incurred in connection with providing such assistance.

Section 5.9.          Notice. The Seller and/or the Company shall promptly notify the Purchaser of any written notice or other communication from any counterparty to any Company Material Contract to the effect that such counterparty is terminating or otherwise materially and adversely modifying its relationship with the Company or the HKco, or contemplating taking any such action, as a result of the transactions contemplated hereunder.

Section 5.10.      No Transfer of Equity Interest. Without the prior written consent of the Purchaser, none of the Seller shall Transfer any of its Company Equity Interests held as of the date hereof except to the extent contemplated under this Agreement.

Section 5.11.      No Solicitation. Until the Closing or the termination of this Agreement, none of the Seller, the Company or the HKco nor their respective Subsidiaries, Affiliates, Representatives, employees or members of the board of directors shall: (a) solicit, initiate, entertain, accept or encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the equity or other interests of the Company, the or the HKco; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller, the Company and the HKco shall immediately notify the Purchaser orally and in writing if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

Section 5.12.      Board of Directors. The Seller shall procure (i) the resignation of each member of the board of directors of each of the Company and the HKco and (ii) the appointment of Persons designated by the Purchaser to the board of directors of each of the Company and the HKco, in each case effective as of the Closing.

Section 5.13.      Good Standing Personnel. Without any prejudice to Section 2.2 of this Agreement, the Seller, the Selling Shareholders, the Company and the HKco shall use their best efforts to procure Key Personnel remain as good standing employees of Purchaser or the party designated by Purchaser, within the term of Key Personnel Employment Agreement (no later than 3 years). Section 5.13 is a fundamental basis of this Agreement.

27

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1.          Conditions to Obligations of the Purchaser and the Seller. The respective obligations of the Purchaser and the Seller to effect the Purchase are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                    Regulatory Approvals. All Governmental Authorizations of any Governmental Authority that are required in connection with the Purchase shall have been obtained and shall remain in full force and effect and all applicable statutory waiting periods in respect thereof shall have expired.

(b)                   No Prohibitive Order. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins or otherwise prohibits the consummation of the Purchase (a “Prohibitive Order”).

Section 6.2.          Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Purchase are subject to the satisfaction or waiver by the Purchaser at or prior to the Closing of each of the following further conditions:

(a)                    Representations and Warranties of the Seller, the Selling Shareholders, the Company and the HKco. The representations and warranties of the Seller, the Selling Shareholders and the HKco set forth in this Agreement shall be true and correct. The Purchaser shall have received a certificate, dated as of the Closing Date, signed by Seller and an executive officer of each of the Company and the HKco to such effect.

(b)                   Performance of Obligations of the Seller, the Selling Shareholders, the Company and the HKco. The Seller, the Selling Shareholders, the Company and the HKco shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by Seller and by an executive officer of each of the Company and the HKco to such effect.

(c)                    Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Company or the HKco. The Purchaser shall have received a certificate, dated as of the Closing Date, signed by an executive officer of each of the Company and the HKco.

(d)                   Opinion of Cayman Counsel. The Purchaser shall have received a legal opinion of the Company’s Cayman Islands counsel, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D as to certain matters under Cayman Islands Laws, including the compliance of the transactions contemplated by this Agreement with applicable Cayman Islands Laws.

28

(e)                    Opinion of BVI Counsel. The Purchaser shall have received a legal opinion of the Company’s British Virgin Islands counsel, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E as to certain matters under British Virgin Islands Laws, including the compliance of the transactions contemplated by this Agreement with applicable British Virgin Islands Laws.

(f)                    Opinion of Hong Kong Counsel. The Purchaser shall have received a legal opinion of the Company’s Hong Kong counsel, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F as to certain matters under Hong Kong Laws, including the compliance of the transactions contemplated by this Agreement with applicable Hong Kong Laws.

(g)                   Equity Transfer. The Company shall have become the sole registered and beneficial shareholder of the HKco.

(h)                   Intellectual Property Transfer. Xin Pang shall have completed the transfer of the Key Invention and the transfer to Patent Application Rights (Except in PRC) to the Company pursuant to the applicable laws. Xin Pang shall have completed the transfer to Patent Application Rights in PRC to the party designated by the Purchaser pursuant to the applicable laws. The certificate of approval or completion of aforesaid transfer by applicable authorities in US, Taiwan and PRC shall be obtained and delivered to the Purchaser.

(i)                     Account Transfer. Each of the Company and the HKco shall have completed the transfer of all their business and payment accounts to the Purchaser or the party designated by the Purchaser to its satisfaction.

(j)                     Corporate Approval. The board of directors or other authorizing body of each of the Seller and the Company shall have approved the transactions contemplated by this Agreement pursuant to the applicable laws and their respective Organizational Documents.

(k)                   Key Personnel. All the Key Personnel shall have entered into employment agreements with the KONG WFOE in a form attached hereto as Exhibit G.

(l)                     Board of Directors. Each member of the board of directors of each of the Company and the HKco shall resign, and Persons designated by the Purchaser shall be appointed to the board of directors of each of the Company and the HKco, in each case effective as of the Closing.

(m)                 Satisfactory Completion of Due Diligence. The Purchaser shall have completed its legal, accounting and business due diligence of the Company and the HKco, and the results thereof shall be satisfactory to the Purchaser at its sole and absolute discretion.

Section 6.3.          Conditions to Obligations of the Seller. The obligations of the Seller to effect the Purchase are subject to the satisfaction or waiver by the Seller at or prior to the Closing of each of the following further conditions:

29

(a)                    Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct. The Seller shall have received a certificate, dated as of the Closing Date, from the Purchaser.

(b)                    Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and the Seller shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Purchaser to the effect that the conditions set forth in this Section 6.3(b) have been satisfied.

ARTICLE VII
TERMINATION

Section 7.1.          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by mutual written consent of the Seller and the Purchaser;

(b)                by either the Purchaser or the Seller if (i) the Closing shall not have occurred on or prior to May 31, 2012 (the “Termination Date”), which could also be extended by mutual written consent of the Seller and the Purchaser before May 31, 2012 or (ii) any Prohibitive Order permanently preventing, restraining, enjoining or otherwise prohibiting the consummation of the Purchase shall have become final and non-appealable, provided, that in each case of the foregoing clauses (i) and (ii) of this Section 7.1(b), the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto seeking to terminate this Agreement if the failure of the Closing to occur on or prior to the Termination Date, the failure of a condition to the consummation of the Purchase to be satisfied or the occurrence of any Prohibitive Order was primarily due to the failure of such party to perform in any material respect its obligations under this Agreement;

(c)                by the Seller, if the Purchaser has breached in any material respect any representations, warranties, covenants or agreement made by Purchaser in this Agreement, or any representation or warranty shall become untrue after the date hereof, in either case such that the conditions set forth in Section 6.1 and 6.3(a) or (b) would not be satisfied and such breach or condition is not curable, or if curable, has not been cured within 30 days after written notice thereof is given by the Seller to Purchaser; and

(d)                by the Purchaser, if the Seller has breached in any material respect any representations, warranties, covenants or agreement made by the Seller in this Agreement, or any representation or warranty shall become untrue after the date hereof, in either case such that the conditions set forth in Section 6.1 and 6.2(a) or (b) would not be satisfied and such breach or condition is not curable, or if curable, has not been cured within 30 days after written notice thereof is given by the Purchaser to the Seller .

Section 7.2.          Effect of Termination. In the event of a termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect, with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates), provided, that (x) the provisions of Sections 5.5 (Confidentiality) and 5.6 (Public Announcement) hereof, this Section 7.2, Article IX hereof and relevant definitional provisions of Article I hereof shall survive any termination of this Agreement, and (y) nothing herein shall relieve any party hereto from any liability or damages to the other party hereto accrued prior to such termination.

30

ARTICLE VIII
INDEMNIFICATION

Section 8.1.          Survival of Representations and Warranties. The representations and warranties of the parties contained hereunder shall survive for two (2) years after the Closing, except for the representations and warranties set forth in Section 3.1 (Authorization of Transaction; Binding Obligation), Section 3.3 (Title to the Company Shares), Section 3.5 (Authorization of Transaction; Binding Obligation), Section 3.6 (Organization), Section 3.9 (Equity Interests), Section 3.11 (Indebtedness), Section 3.12 (Taxes), Section 3.17 (Intellectual Property), Section 3.10 (Financial Information), Section 3.13 (Litigation Compliance and Governmental Authorizations), Section 3.18 (Key Invention and Patent Application Rights), and Section 3.23 (PRC Foreign Exchange Matters) which shall survive indefinitely. Any claim made by the party hereto seeking to be indemnified within such specified period shall survive until such claim is finally resolved.

Section 8.2.          Indemnification by Seller, Selling Shareholders, Company, and/or HKco.

(a)                Subject to the provisions of this Article VIII, the Seller and the Selling Shareholders shall jointly and severally indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) in cash, for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from any breach or inaccuracy of any representation or warranty set forth in Article III, Sub-Article A made by the Seller and the Selling Shareholders.

(b)                Subject to the provisions of this Article VIII, the Seller, the Selling Shareholders, the Company and the HKco shall jointly and severally indemnify and hold harmless the Purchaser Indemnified Party for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from (i) any material breach or inaccuracy of any representation or warranty set forth in Article III, Sub-Article B made by the Seller, the Selling Shareholders, the Company and the HKco or (ii) any breach or nonfulfillment by any of the Seller, the Selling Shareholders, the Company or the HKco of any of their covenant, agreement or obligation contained in this Agreement.

(c)                After the Closing, none of the Seller or Selling Shareholders may seek recovery against the Company pursuant to any theory of subrogation, contribution or otherwise of any Losses payable for any such breach, inaccuracy or nonfulfillment by the Company.

(d)                The maximum liability of the Seller and the Selling Shareholders for all claims, Losses, penalty for breach, or obligations contained in this Agreement in the aggregate shall not be in excess of an amount equal to the sum of the First Payment (including US$6,000,000 and the Indemnification Value of the Equity Payment), the Second Payment (if any) and the Third Payment (if any) actually paid to the Seller (the “Maximum Amount”); provided that the maximum liability of each of the Selling Shareholders under this Section 8.2(d) shall not be in excess of an amount equal to the Maximum Amount multiplied by such Selling Shareholder’s percentage ownership interest in the Seller as of the execution date of this Agreement. For the purposes of this Section 8.2(d), the Indemnification Value of the Equity Payment shall be the fair market value of the Equity Payment on the Closing Date, calculated by multiplying 1,000,000 Purchaser ADSs and the closing price of the ADSs as reported on the Nasdaq Global Select Market on the Closing Date, after adjusting for the forty (40) Purchaser Ordinary Shares to one Purchaser ADS ratio.

31

Section 8.3 Indemnification by Purchaser.

(a)                Subject to the provisions of this Article VIII, the Purchaser shall indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty set forth in Article IV made by the Purchaser or (ii) any breach or nonfulfillment by the Purchaser of any of its covenant, agreement or obligations contained in this Agreement.

(b)                The maximum liability of the Purchaser for all claims, Losses, penalty for breach of Section 2.2, or obligations contained in Section 2.2 of this Agreement in the aggregate shall not be in excess of the aggregate amount of the total unpaid purchase price the Seller is legitimately entitled to receive under Section 2.2 in the performance of this Agreement plus US$500,000. Apart from breach of Section 2.2, the maximum liability of the Purchaser for all claims, Losses, penalty for breach of other sections, or obligations contained in other sections of this Agreement in the aggregate shall not be in excess of US$500,000.

Section 8.4 Procedures; No Waiver.

(a)                The party seeking indemnification under Article VIII (the “Indemnifying Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party” of the assertion of any claim, or the commencement of any suit, Action in respect of which indemnity may be sought under this article; provided that the failure to give such notice shall not affect the Indemnified Party’s rights hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall assume the defense of each Action, including any legal and other expenses related thereto (including but not limited to attorneys fee). In addition the Indemnified Party shall be entitled to participate therein and advise with respect to such Actions.

(b)                No waiver of a closing condition shall limit the parties’ rights to indemnification hereunder.

8.5 No Punitive Damages. Notwithstanding anything to the contrary in this Agreement, no Party shall be liable for any punitive, multiple or exemplary damages arising out of or resulting from any breach of this Agreement.

32

ARTICLE IX
MISCELLANEOUS

Section 9.1.          Purchaser Investigation. Without prejudice to any rights and claims the Purchaser is entitled to under this Agreement, the Purchaser hereby acknowledges and agrees that (a) other than the representation or warranty, express or implied, at law or in equity, with respect to the Company and the HKco and (b) the indemnification obligations set forth in Article VIII, none of the Seller, the Selling Shareholders, their respective Affiliates, or any of their respective officers, directors, employees or Representatives will have or be subject to any liability or indemnification obligation to the Purchaser.

Section 9.2.          Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given when delivered personally, when delivered by facsimile upon receipt of telephonic or electronic confirmation of receipt or when sent if sent by overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(A) If to the Seller and/or the Selling Shareholders to:

33 F, Tenda Plaza, 168 Xizhimenwai Street

Haidian District, Beijing PRC

Attention: Pang Xin

Facsimile:

with a copy to:
LCS & Partners

5F., No.8, Sec. 5, Sinyi Rd. (Shinkong Manhattan Building)
Taipei City 110, Taiwan

Attention: Victor Chang

Facsimile: +886-2-2722-6677

(B) If to the Company and/or the HKco, to:

Noumena Innovations (BVI) Limited

33 F, Tenda Plaza, 168 Xizhimenwai Street

Haidian District, Beijing PRC

Attention: Pang Xin

Facsimile: (010) 88575900

with a copy to:
LCS & Partners

5F., No.8, Sec. 5, Sinyi Rd. (Shinkong Manhattan Building)
Taipei City 110, Taiwan

Attention: Victor Chang

Facsimile: +886-2-2722-6677

(C) If to the Purchaser, to:

Room 3208, 32F, Tenda Plaza, 168 Xiwai Street

Haidian District, Beijing PRC

Attention: Zhang Yingnan

Facsimile: (010) 88575900

33

Section 9.3.          Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party hereto against whom the waiver is to be effective. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof, preclude any other or further exercise thereof or the exercise of any other right.

Section 9.4.          Expenses. Except as otherwise set forth hereunder, all Expenses (as defined below) incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Closing shall have occurred. “Expenses”, as used in this Agreement, shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and other ancillary documents. The Seller, the Company and the Purchaser shall be responsible for its respective obligations to pay all stamp or other transfer taxes or duties and capital gains, income, withholding or other Taxes arising from the execution, delivery and performance of the transactions set forth in this Agreement. For the avoidance of doubt, the parties agree that the Purchaser shall pay the full amounts of the First Payment, Second Payment (if any) and the Third Payment (if any) without any withholding of any kind by the Purchaser, and the Seller shall be responsible for paying the capital gains tax and other transfer taxes for which the Seller are responsible, if any, incurred in connection therewith.

Section 9.5.          Assignment. To the maximum extent permitted by applicable law, this Agreement may not be assigned by a party hereto under any circumstances without the express written consent of the other parties hereto; provided, however, that the Purchaser may assign any of its rights or interests, or delegate its obligations hereunder, to any directly or indirectly wholly-owned subsidiary of the Purchaser; provided, further, that no such assignment or delegation shall relieve the Purchaser from any of its agreements and obligations hereunder. Any purported assignment or delegation not in compliance with the provisions of this Agreement is void.

Section 9.6.          Dispute Resolution.

(a)                Any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) for settlement by arbitration with three arbitrators under the Arbitration Rules of the United Nations Commission on International Trade Law in effect as of the date of this Agreement (the “Arbitration Rules”), as modified by this Agreement. The Seller, on one hand, and the Purchaser, on the other hand, shall be entitled to designate one arbitrator, provided, that if any party fails to designate its arbitrator within twenty (20) calendar days after the designation of the first of the three arbitrators, the HKIAC shall have the authority to designate any person whose interests are neutral to the parties as the second of the three arbitrators. The two arbitrators shall consult with each other to agree upon the selection of a third arbitrator, provided, if the two arbitrators cannot reach an agreement with respect to the third arbitrator on or prior to the tenth (10th) calendar day of initial consultation between the two arbitrators, the appointment shall be made by the HKIAC pursuant to the Arbitration Rules and the Procedures for Administration of International Arbitration of the HKIAC (the “Arbitration Procedures”). Any arbitration pursuant to this Section 9.5 shall be administered by the HKIAC in accordance with the Arbitration Procedures in effect as of the date of this Agreement.

34

(b)               All disputes, controversies or claims arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity hereof, shall (in so far as is reasonably practicable) be resolved by means of a single arbitral proceeding. The arbitration proceedings shall be conducted in English and Chinese. The seat of the arbitration shall be in Hong Kong. Any award of the arbitral tribunal must be in writing and state the grounds upon which it is based.

(c)                The decision of the arbitral tribunal shall be final and binding on the parties, and the parties waive irrevocably any rights to any form of appeal, review or recourse to any state or other judicial authority, in so far as such waiver may validly be made. Any award shall be made in U.S. dollars.

(d)               The arbitral tribunal shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the relevant agreement(s).

(e)                The existence and content of any arbitration proceeding and any award in connection therewith shall be subject to Section 5.5 (Confidentiality) hereof.

(f)                Judgment upon any arbitral award may be entered in any court of competent jurisdiction, and any party may apply to such court for the recognition and enforcement of such award as the Law of such jurisdiction may allow. Each party agrees that any judgment upon an arbitral award rendered against it under this Agreement may be executed against its assets in any jurisdiction.

(g)               Each party agrees that service of process upon such party at the address so provided in Section 9.1 shall be deemed in every respect effective service of process upon such party in any such action, suit or proceeding.

(h)               Each party hereby agrees to submit any dispute, controversy or claim with respect to the enforceability of the arbitration provisions of this Agreement to the HKIAC for settlement by arbitration under the Arbitration Rules in accordance with the Arbitration Procedures and the terms of this Agreement. If the arbitration provisions of this Agreement are held unenforceable by the HKIAC, the parties shall be entitled to submit any dispute, controversy or claim arising out of or in connection with this Agreement to any proper court of competent jurisdiction for legal suits, actions or proceedings.

35

Section 9.7.          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF HONG KONG, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 9.8.          Counterparts, etc. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other electronic means and such facsimiles or electronic means will be deemed as sufficient as if actual signature pages had been delivered.

Section 9.9.          Entire Agreement; Severability.

(a)                This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.

(b)               If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.10.      No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person other than the Seller, Selling Shareholders, the Company, the HKco, the Purchaser and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

36

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

Noumena Innovation (BVI) Ltd.

By: /s/ Pang Xin

Name: Pang xin

SELLER:

Brilliant International Limited

By: /s/ Pang Xin

Name: Pang xin

HKCO:

Noumena Productions Limited

By: /s/ Pang Xin

Name: Pang xin

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLING SHAREHOLDERS

Xin Pang

/s/ Xin Pang

Chang Xu

/s/ Chang Xu

Winged Tiger Limited

By: /s/ Pang Xin

Name: Pang xin

Rational Trading (BVI) Limited

By: /s/ Pang Xin

Name: Pang xin

Pei-Jen Chang

/s/ Pei-Jen Chang

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Michael Tse

/s/ Michael Tse

Victor Su

/s/ Victor Su

Timothy Wang

/s/ Timothy Wang

Alan Young

/s/ Alan Young

Steven Hong

/s/ Steven Hong

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PURCHASER:

KongZhong Corporation

By: /s/ Wang Leilei

Name: Wang Leilei

Title: CEO